1 CLAWBACK POLICY October 26, 2023 I. Overview The Board of Directors (the “Board”) of Criteo S.A. (the “Company”) has determined that it is in the best interests of the Company to adopt a policy (this “Policy”) providing for the Company’s recoupment of certain incentive compensation paid to executive officers under certain circumstances. This Clawback Policy is designed to comply with, and shall be interpreted consistent with, Section 10-D and Rule 10D-1 of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), and the applicable rules of The Nasdaq Stock Market (“Nasdaq”). II. Administration Except as specifically set forth herein, this Policy shall be administered by the Board or, if so designated by the Board, a committee thereof (the Board or such committee, the “Administrator”). Any determinations made by the Administrator shall be final and binding on all affected individuals and need not be uniform with respect to each individual covered by the Policy. III. Covered Executives; Incentive-based Compensation This Policy applies to Incentive-based Compensation Received by a Covered Executive (a) on or after October 2, 2023; (b) after beginning service as a Covered Executive; (c) who served as a Covered Executive at any time during the applicable performance period for such Incentive-based Compensation (whether or not such Covered Executive is serving at the time the Erroneously Awarded Compensation is required to be repaid to the Company); and (d) while the Company had a listed class of securities on a U.S. securities exchange. This Policy is in addition to the requirements of Section 304 of the Sarbanes- Oxley Act of 2002 that are applicable to the Company’s Chief Executive Officer and Chief Financial Officer. IV. Recovery of Erroneously Awarded Compensation In the event the Company is required to prepare an Accounting Restatement, the Company shall reasonably promptly recoup the amount of any Erroneously Awarded Compensation Received by any Covered Executive, as calculated pursuant to Section IV.A hereof, during the Applicable Period.

2 A. Amount Subject to Recovery The amount of Incentive-based Compensation subject to recovery under the Policy, as determined by the Administrator, is the amount of Incentive-based Compensation Received by the Covered Executive that exceeds the amount of Incentive-based Compensation that would otherwise have been Received had it been determined based on the restated amounts or results, computed without regard to any taxes paid (“Erroneously Awarded Compensation”). For Incentive-based Compensation based on (or derived from) the Company’s stock price or total shareholder return (“TSR”), where the amount of Erroneously Awarded Compensation is not subject to mathematical recalculation directly from the information in the applicable Accounting Restatement: (i) the Administrator shall determine the amount of Erroneously Awarded Compensation based on a reasonable estimate of the effect of the Accounting Restatement on the stock price or TSR upon which the Incentive-based Compensation was Received; and (ii) the Company shall maintain documentation of the determination of that reasonable estimate and provide such documentation to Nasdaq. B. Method of Recoupment The Administrator shall determine, in its sole discretion, the timing and method for reasonably promptly recouping Erroneously Awarded Compensation hereunder, which may include without limitation (i) seeking reimbursement of all or part of any cash or equity-based award, (ii) cancelling prior cash or equity-based awards, whether vested or unvested or paid or unpaid, (iii) cancelling or offsetting against any planned future cash or equity-based awards, (iv) forfeiture of deferred compensation, subject to compliance with Section 409A of the Internal Revenue Code and the regulations promulgated thereunder and (v) any other method authorized by applicable law or contract. Subject to compliance with any applicable law, the Administrator may affect recovery under this Policy from any amount otherwise payable to the Covered Executive, including amounts payable to such individual under any otherwise applicable Company plan or program, including base salary, bonuses or commissions and compensation previously deferred by the Covered Executive. In the event that the Administrator determines that any person shall repay any Erroneously Awarded Compensation, the Administrator shall provide written notice to such person by email or certified mail to the physical address on file with the Company for such person, and the person shall satisfy such repayment in a manner and on such terms as required by the Administrator. If the Administrator does not specify a repayment timing in the written notice described above, the applicable person shall be required to repay the Erroneously Awarded Compensation to the Company by wire, cash or cashier’s check no later than thirty (30) days after receipt of such notice. C. Failure to Repay To the extent that a Covered Executive fails to repay all Erroneously Awarded Compensation to the Company when due, the Company shall take all actions reasonable and appropriate to recover such Erroneously Awarded Compensation from the applicable Covered Executive. The applicable Covered Executive shall be required to reimburse the Company for any and all

3 expenses reasonably incurred (including legal fees) by the Company in recovering such Erroneously Awarded Compensation in accordance with the immediately preceding sentence. D. Limited Exceptions Notwithstanding anything herein to the contrary, the Company shall not be required to recoup Erroneously Awarded Compensation in compliance with this Policy if the Administrator determines that recovery would be impracticable and any of the following three conditions are met: (i) The Administrator has determined that the direct expenses paid to a third party to assist in enforcing the Policy would exceed the amount to be recovered. Before making this determination, the Company must make a reasonable attempt to recover the Erroneously Awarded Compensation, document such attempt(s) and provide such documentation to Nasdaq; (ii) Recovery would violate home country law of the Company where that law was adopted prior to November 28, 2022. Before concluding that recovery would be impracticable based on violation of home country law, the Company must obtain an opinion of home country counsel, acceptable to Nasdaq, that recovery would result in such a violation and provide a copy of the opinion to Nasdaq; or (iii) Recovery would likely cause an otherwise tax-qualified retirement plan, under which benefits are broadly available to employees of the Company, to fail to meet the requirements of Section 401(a)(13) or Section 411(a) of the Internal Revenue Code of 1986, as amended, and regulations thereunder. V. Prohibition of Indemnification The Company shall not be permitted to insure or indemnify any Covered Executive against (a) the loss of any Erroneously Awarded Compensation that is repaid, returned or recovered pursuant to the terms of this Policy, or (b) any claims relating to the Company’s enforcement of its rights under this Policy. For this purpose, to “indemnify” includes any modification to current compensation arrangements or other means that would amount to de facto indemnification of the person (for example, providing the person a new cash award which would be cancelled to effect the recovery of any Erroneously Awarded Compensation) or reimbursement for any premiums paid by such person for any third-party insurance policy covering potential recovery obligations under this Policy. Further, the Company shall not enter into any agreement that exempts any Incentive-based Compensation that is granted, paid or awarded to a Covered Executive from the application of this Policy or that waives the Company’s right to recovery of any Erroneously Awarded Compensation, and this Policy shall supersede any such agreement (whether entered into before, on or after the effective date of this Policy). VI. Amendment; Termination The Board may amend, modify, supplement, rescind or replace all or any portion of this Policy at any time and from time to time in its discretion, and shall amend this Policy as it deems necessary to comply with applicable law or any rules or standards adopted by a U.S. securities exchange on which the Company’s securities are listed.

4 VII. Other Recovery Rights The Board intends that this Policy shall be applied to the fullest extent of the law. Any employment agreement, equity award agreement, compensatory plan or any other agreement or arrangement with a Covered Executive shall be deemed to include, as a condition to the grant of any benefit thereunder, an agreement by the Covered Executive to abide by the terms of this Policy. Any right of recovery under this Policy is in addition to, and not in lieu of, any other remedies or rights of recovery that may be available to the Company under applicable law, regulation or rule or pursuant to the terms of any policy of the Company or any provision in any employment agreement, equity award agreement, compensatory plan, agreement or other arrangement, including termination of employment or institution of legal proceedings. Nothing contained in this Policy, and no recoupment or recovery as contemplated by this Policy, shall limit any claims, damages or other legal remedies the Company or any of its affiliates may have against a Covered Executive arising out of or resulting from any actions or omissions by the Covered Executive. VIII. Successors This Policy shall be binding and enforceable against all Covered Executives and their beneficiaries, heirs, executors, administrators or other legal representatives. IX. Disclosure Requirements Recoupment of Erroneously Awarded Compensation under this Policy is not dependent upon (i) the Company satisfying any conditions in this Policy, including any requirements to provide applicable documentation to Nasdaq or (ii) compliance with any disclosure requirements imposed by the U.S. Securities and Exchange Commission (“SEC”). X. Definitions For purposes of this Policy, the following capitalized terms shall have the meanings set forth below. “Accounting Restatement” means an accounting restatement due to the material noncompliance of the Company with any financial reporting requirement under the securities laws, including any required accounting restatement to correct an error in previously issued financial statements that is material to the previously issued financial statements (a “Big R” restatement), or that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period (a “little r” restatement). “Applicable Period” means the three completed fiscal years immediately preceding the Restatement Date, and if the Company changes its fiscal year, any transition period of less than nine months within or immediately following those three completed fiscal years. “Covered Executive” means (a) each ‘officer’ of the Company as defined under Rule 16a-1(f) under Section 16 of the Exchange Act, which shall be deemed to include any individuals identified by the Company as executive officers pursuant to Item 401(b) of Regulation S-K under the Exchange Act or (b) any other officer who is designated as subject to this policy by the Administrator from time to time. Pursuant to clause (a) above, Covered Executives of the Company’s parent(s) or subsidiaries are deemed

5 Covered Executives of the Company if they perform such policy making functions for the Company; policy-making function is not intended to include policy-making functions that are not significant. Both current and former Covered Executives are subject to the Policy in accordance with its terms. “Financial Reporting Measures” means measures that are determined and presented in accordance with the accounting principles used in preparing the Company’s financial statements, and all other measures that are derived wholly or in part from such measures and may consist of GAAP or non-GAAP financial measures (as defined under Regulation G of the Exchange Act and Item 10 of Regulation S-K under the Exchange Act). Among others, stock price and TSR (and any measures that are derived wholly or in part from stock price or TSR) shall, for purposes of this Policy, be considered Financial Reporting Measures. Financial Reporting Measures may or may not be filed with the SEC and may be presented outside the Company’s financial statements, such as in Managements’ Discussion and Analysis of Financial Conditions and Result of Operations or in the performance graph required under Item 201(e) of Regulation S-K under the Exchange Act. “Incentive-based Compensation” means any compensation that is granted, earned or vested based wholly or in part upon the attainment of a Financial Reporting Measure. “Received” means, with respect to any Incentive-based Compensation, actual or deemed receipt, and Incentive-based Compensation shall be deemed received in the Company’s fiscal period during which the Financial Reporting Measure specified in the Incentive-based Compensation award is attained, even if the payment or grant of the Incentive-based Compensation to the Covered Executive occurs after the end of that period. “Restatement Date” means the earlier to occur of (a) the date the Board, a committee of the Board or the officers of the Company authorized to take such action if Board action is not required, concludes, or reasonably should have concluded, that the Company is required to prepare an Accounting Restatement, or (b) the date a court, regulator or other legally authorized body directs the Company to prepare an Accounting Restatement, in each case regardless of if or when the restated financial statements are filed.

Exhibit A Clawback Policy Acknowledgement By my signature below, I, the undersigned, acknowledge and agree that:  I have received and read the Criteo’s Clawback Policy (as may be amended, restated, supplemented or otherwise modified from time to time, the “Policy”).  I am fully bound by, and subject to, all of the terms and conditions of the Policy, and will abide thereto both during and after my employment with Criteo.  In the event of any inconsistency between the Policy and the terms of any employment agreement to which I am a party, or the terms of any compensation plan, program or agreement under which any compensation has been granted, awarded, earned or paid, the terms of the Policy shall govern.  In the event it is determined by the Administrator (as defined in the Policy) that any amounts granted, awarded, earned or paid to me must be forfeited or reimbursed to Criteo, I will promptly take any action necessary to effectuate such forfeiture and/or reimbursement. By:______________________________ Date:________________________ Name: Title: